SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT: August 6, 2003
                (Date of earliest event reported) August 5, 2003


                          AMERICAN CELLULAR CORPORATION
             (Exact name of registrant as specified in its charter)


         DELAWARE             333-59322 and 333-63454          22-3043811
(State or other jurisdiction       (Commission               (IRS Employer
     of incorporation)             File Number)           Identification No.)

                               14201 Wireless Way
                          Oklahoma City, Oklahoma 73134
               (Address of principal executive offices) (Zip Code)

                                 (405) 529-8500
              (Registrant's telephone number, including area code)

Item 5. Other Events and Required FD Disclosure.

         and

Item 12.  Results of Operation and Financial Condition

     On August 5, 2003, Dobson Communications Corporation issued a press release containing certain information regarding Dobson Communications Corporation and American Cellular Corporation, certain operating results and subscriber information for American Cellular for the three months ended June 30, 2003. The released information regarding American Cellular included the following descriptions and tables of financial and subscriber data:

     American Cellular reported net income of $2.1 million for the second quarter of 2003, compared with a net loss of $381.6 million for the second quarter last year (Table 6). Last year's net loss included a charge of $377.0 million for the impairment of goodwill.

     American Cellular's EBITDA (as defined below) increased approximately 13.1 percent to $53.2 million for the quarter, compared with $47.1 million for the same period last year. EBITDA margin increased to 45.5 percent, compared with
40.6 percent in the second quarter last year.

     American Cellular reported 37,900 gross subscriber additions for the second quarter, compared with 48,700 for the second quarter last year. Approximately 79 percent of American's second quarter gross subscriber additions represented sales of local and preferred calling plans.

     Net subscriber additions for the quarter were 5,400, compared with 15,700 for the same quarter last year. Second quarter churn of 1.7 percent was in line with churn for the same period last year.

     American Cellular reported total revenue of $116.9 million for the second quarter of 2003, compared with $115.8 million for the same period last year. Local service revenue increased slightly, and roaming revenue declined slightly on a year-over-year basis.

     American Cellular's monthly profit per subscriber was approximately $17.50, compared with approximately $16.50 for the second quarter last year and approximately $16.50 for the first quarter of 2003. Monthly profit per subscriber is the difference between total ARPU and CCPU. CCPU reflects the average monthly cost incurred in providing service to a Dobson subscriber and excludes subscriber acquisition costs, depreciation and amortization expenses.

     Cash cost per user or CCPU in the second quarter was approximately $20.00, compared with approximately $22.50 for the same period last year.

     Postpaid ARPU for the second quarter of 2003 was approximately $39, compared with approximately $40 for the second quarter last year.

     American Cellular's capital expenditures were approximately $15.2 million in the second quarter, bringing year-to-date total capital expenditures to $28.3 million. American Cellular recently announced that it is accelerating its GSM/GPRS overlay, and therefore revised its guidance for 2003 capital expenditures to a range of $85 million to $105 million.

     On July 14, 2003, Dobson and American Cellular announced a plan to restructure American Cellular's capital and indebtedness. Upon completion of the restructuring, American Cellular would become a wholly owned consolidated subsidiary of Dobson Communications. As noted in the July 14 announcement, the restructuring plan calls for holders of American Cellular's 9-1/2% senior subordinated notes to receive a maximum of $50 million in cash, up to 45.1 million shares of Dobson Communications Class A common stock, and a maximum of 700,000 shares of a new series of Dobson Communications convertible preferred stock.

     Related to the restructuring, on July 25, 2003, American Cellular and ACC Escrow Corp. jointly announced the pricing of a private offering of $900 million aggregate principal amount of 10% senior notes due 2011. The senior notes will be issued at par.

     The notes will be issued by ACC Escrow Corp., a recently formed, wholly owned, indirect subsidiary of Dobson Communications. ACC Escrow was organized to merge into American Cellular Corporation as part of the restructure plan. Upon consummation of the restructuring, including the merger, the net proceeds from the offering will be used to fully repay American Cellular's existing bank credit facility and to pay all or a portion of the expenses of the restructuring, with any remaining net proceeds to be used for general corporate purposes. Closing of the notes offering, which is scheduled for August 8, 2003, is subject to the satisfaction of customary closing conditions.

     The notes are being sold only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes have not been registered under the Securities Act of 1933 or under any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer, offer to sell, or solicitation of an offer to buy any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

     In the following tables, our EBITDA represents earnings (loss) from continuing operations before interest income, interest expense, income taxes, depreciation, amortization, other income and impairment of goodwill. We believe that EBITDA provides meaningful additional information concerning a company's operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity's ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. You should not construe EBIDTA as an alternative to net income (loss) as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies.

     We determine market penetration by dividing the number of our total subscribers at the end of the period by the estimated total population for those markets. We calculate average monthly churn rates based on the number of post-paid subscriber cancellations during the period as a percentage of the weighted average total post-paid subscribers for the period.

     ARPU represents monthly average revenue per user, which is calculated as service revenue divided by the average number of post-paid subscribers. CCPU reflects the average monthly operating cost incurred in providing service to our subscriber and excludes subscriber acquisition costs, depreciation and amortization.

Table 6

American Cellular Corporation

 For the Quarter
  Ended             6/30/2002 9/30/2002 12/31/2002 3/31/2003 6/30/2003
                    --------- --------- ---------- --------- ---------
                      ($ in thousands except per subscriber data)
                                       (unaudited)
 Operating Revenue
  Service revenue   $  76,260 $  79,430 $  76,267 $  75,176 $  78,120
  Roaming revenue      35,592    40,237    32,725    27,680    34,718
  Equipment &
   other revenue        3,958     4,535     3,943     3,634     4,099
                    --------- --------- --------- --------- ---------
      Total           115,810   124,202   112,935   106,490   116,937
                    --------- --------- --------- --------- ---------

 Operating Expenses
  (excluding
  depreciation &
  amortization)
   Cost of service     29,273    28,392    25,372    23,569    24,854
   Cost of equipment    7,704     9,053    10,003     8,909     9,182
   Marketing &
    selling            14,813    15,031    14,205    12,391    12,442
   General &
    administrative     16,956    18,396    18,258    17,694    17,253
                    --------- --------- --------- --------- ---------
     Total             68,746    70,872    67,838    62,563    63,731
                    --------- --------- --------- --------- ---------

 EBITDA (a)         $  47,064 $  53,330 $  45,097 $  43,927 $  53,206
                    ========= ========= ========= ========= =========

 Pops               4,997,000 4,997,000 4,997,000 4,997,000 4,997,000

 Post-paid
  Gross Adds           48,700    49,900    53,000    38,500    37,900
  Net Adds             16,400    11,200    14,800      (200)    3,500
  Subscribers         631,800   643,000   657,800   657,600   661,100
  Churn                   1.7%      2.0%      2.0%      2.0%      1.7%
  Average Service
   Revenue per
   Subscriber (ARPU)     $ 40      $ 41      $ 39      $ 38      $ 39
  Average Service and
   Roaming Revenue
   per Subscriber        $ 59      $ 62      $ 55      $ 52      $ 56

 Pre-paid
  Net Adds               (200)     (300)      900     1,700     1,000
  Subscribers           4,300     4,000     4,900     6,600     7,600

 Reseller
  Net Adds               (500)    4,300     1,600       200       900
  Subscribers          21,800    26,100    27,700    27,900    28,800

 Total
  Net Adds             15,700    15,200    17,300     1,700     5,400
  Subscribers         657,900   673,100   690,400   692,100   697,500
  Penetration            13.2%     13.5%     13.8%     13.9%     14.0%

(a) A reconciliation of EBITDA to net (loss) income as determined in accordance with generally accepted accounting principles is as follows:

 Net (loss) income  $(381,616)  $ 4,280 $(422,908) $ (2,406)  $ 2,103
 Add back non-EBITDA
  items included in
  net (loss) income:
 Depreciation &
  amortization        (16,763)  (16,951)  (17,050)  (17,004)  (17,573)
 Interest expense     (38,781)  (29,926)  (32,756)  (31,254)  (31,211)
 Impairment of
  goodwill           (377,000)       --  (423,894)       --       --
 Other income (loss)      787       680       423       321      (917)
 Income tax benefit
  (expense)             3,077    (2,853)    5,272     1,604    (1,402)
                    --------- --------- --------- --------- ---------
 EBITDA             $  47,064 $  53,330 $  45,097 $  43,927 $  53,206
                    ========= ========= ========= ========= =========

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, American Cellular has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        AMERICAN CELLULAR CORPORATION

                                        By BRUCE R. KNOOIHUIZEN
                                           Bruce R. Knooihuizen, Vice President
                                           and Treasurer
August 6, 2003